CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Columbia ETF Trust II of our report dated May 23, 2023, relating to the financial statements and financial highlights, which appear in the Annual Reports on Form N-CSR of the funds indicated in Appendix A for the year ended March 31, 2023. We also consent to the references to us under the headings “Consolidated Financial Highlights”, “Financial Highlights”, “Primary Service Provider Contracts” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
July 25, 2023

Appendix A

Fund Name

Columbia Emerging Markets Consumer ETF

Columbia India Consumer ETF

Columbia EM Core ex-China ETF